EXHIBIT 10.3

FIRST AMENDMENT TO THE

APOGEE ENTERPRISES, INC.

2011 DEFERRED COMPENSATION PLAN

WHEREAS, Apogee Enterprises, Inc. (the “Company”) adopted the Apogee Enterprises, Inc. 2011 Deferred Compensation Plan effective as of January 1, 2011 (the “Plan”); and

WHEREAS, Section 11.2 of the Plan permits the Board of Directors to amend the Plan; and

WHEREAS, the Board of Directors desires to amend the Plan, effective June 25, 2014, to provide for a performance award contribution under the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective June 25, 2014, in the following respects:

1. A new Section 2.29 is hereby added to the Plan (and the subsequent sections of Article II are renumbered accordingly), to read as follows:

“2.29	Performance Award. Performance Award means an award granted by the Company to one or more Participants that are based on objective or subjective performance criteria set forth in separate award agreements.”

2. A new Section 2.30 is hereby added to the Plan (and the subsequent sections of Article II are renumbered accordingly), to read as follows:

“2.30	Performance Award Account. Performance Award Account means an Account established by the Committee to record Performance Award Contributions credited by a Participating Employer.”

3. A new Section 2.31 is hereby added to the Plan (and the subsequent sections of Article II are renumbered accordingly), to read as follows:

“2.31	Performance Award Contribution. Performance Award Contribution means a credit made on behalf of a Participant by a Participating Employer in accordance with the provisions of Section 5.2 of the Plan. Unless the context clearly indicates otherwise, a reference to Performance Award Contribution shall include Earnings attributable to such contribution.”

4. Sections 3.1 and 3.2 of Article III of the Plan are hereby amended to read as follows:

“3.1	Eligibility and Participation. An Eligible Employee becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions or Performance Award Contributions under Article V, or (ii) receipt of notification of eligibility to participate.

3.2	Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions and Performance Award Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.”

5. Article V of the Plan is hereby amended to read as follows:

“ARTICLE V

Company Contributions

5.1	Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Participating Employer. Such contributions will be credited to a Participant’s Retirement/Termination Account.

5.2	Performance Award Contributions. The Participating Employer shall credit Performance Award Contributions to a Participant as provided under the terms of separate Performance Award agreements. Such contributions will be credited to a Participant’s Performance Award Account.

5.3

Vesting. Company Contributions described in Section 5.1 above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee at the time that the Company Contribution is made, and shall become 100% vested upon the death or disability (as defined by the Company) of the Participant while actively employed. The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. Performance Award Contributions described in Section 5.2 above, and the Earnings thereon, shall vest in accordance with the terms of the Performance Award agreement(s) pursuant to which the contribution relates or, if no such agreement exists or the agreement does not contain a vesting schedule, in accordance with the vesting schedule(s) established by the Committee at the time such contribution is made. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.3 shall be forfeited.”

6. A new paragraph (f) is hereby added to the end of Section 6.1, to read as follows:

“(f)	Payment of Performance Award Account. A Participant’s vested Performance Award Account, if any, shall be distributed to the Participant upon the earliest of the following events:

(i)	in the month following the later of (A) the month in which the Participant attains age 65 or (B) the month in which the Participant Separates from Service;

(ii)	in the month following the month that includes the Participant’s date of death; or

(iii)	in the month following the month the Participant Separates from Service, if Separation from Service occurs within 24 months of the date a Change in Control occurs.

Payment shall be based on the value of the Account as of the last business day of the month preceding the month of payment. Notwithstanding the preceding, if payment begins in accordance with subparagraph (i)(B) or (iii) above and the Participant is a Specified Employee as of the date such Participant incurs a Separation from Service, payment of the Performance Award Account payment will be made or begin in the seventh month following the month in which such Separation from Service occurs and subsequent installment payments (if applicable) will be paid on the anniversary of the date the initial installment was made. For purposes of clarity, the Performance Award Account is not distributable in the event of an Unforeseeable Financial Emergency.”

7. A new paragraph (e) is hereby added to Section 6.2 (and the following paragraphs are re-lettered accordingly), to read as follows:

“(e)	Form of Payment Applicable to Performance Award Account. A Participant’s vested Performance Award Account, if any, shall be distributed to the Participant in a single lump sum, unless the Participant elects on his or her Compensation Deferral Agreement to have such Account paid in substantially equal annual installments over a period of two to ten years. Notwithstanding anything in this paragraph (e) to the contrary, the vested Performance Award Account (or the remaining undistributed balance thereof) shall be distributed in a single lump sum if payment occurs under Section 6.1(f)(ii) or (iii), or if paragraph (f) of this Section 6.2 is applicable. Any election of a form of payment applicable to a Performance Award Account shall be made in accordance with the timing rules set forth in Section 4.2 and shall apply to all amounts credited to such Account.”

8. Section 8.1 of the Plan is hereby amended to read as follows:

“8.1	Valuation. Deferrals shall be credited to the appropriate Accounts on the date Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions and Performance Award Contributions shall be credited to the appropriate Accounts at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.”

IN WITNESS WHEREOF, the undersigned executed this First Amendment to be effective as of the date specified above.

Apogee Enterprises, Inc.

By: Joseph F. Puishys (Print Name)

Its: Chief Executive Officer and President (Title)

/s/ Joseph F. Puishys (Signature)

Dated: July 1, 2014

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